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                                                                     EXHIBIT 11

                       VERITAS DGC INC. AND SUBSIDIARIES

                      COMPUTATION OF INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)

                                                                           For the Years Ended July 31,
                                                                    ----------------------------------------
                                                                       1995           1996           1997
                                                                     -------        -------         -------
PRIMARY INCOME PER SHARE:
    Weighted average shares of common stock outstanding(1)            17,771         17,882         18,898
    Shares issuable from assumed conversion of:
      Warrants                                                             7            105             33
      Stock options                                                        1             21            393
                                                                     -------        -------         -------

    Weighted average shares outstanding, as adjusted                  17,779(2)      18,008(2)      19,324(2)
                                                                     =======        =======         =======

    Primary income per share                                         $   .31        $   .07         $ 1.30
                                                                     =======        =======         =======

FULLY DILUTED INCOME PER SHARE:
    Weighted average shares of common stock outstanding(l)            17,771         17,882         18,898
    Shares issuable from assumed conversion of:
      Warrants                                                             7            127             34
      Stock options                                                        1             86            432
                                                                     -------        -------         -------
    Weighted average shares outstanding, as adjusted                  17,779(2)      18,095(2)      19,364(2)
                                                                     =======        =======         =======

    Fully diluted income per share                                   $   .31        $   .07         $ 1.30
                                                                     =======        =======         =======

NET INCOME FOR PRIMARY AND PRIMARY AND FULLY DILUTED COMPUTATION     $ 5,594        $ 1,281        $25,125
                                                                     =======        =======        =======

(1) Weighted average shares of common stock outstanding for all periods have been restated for a one-for-three reverse stock split consummated on January 17, 1995.
(2) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.